Exhibit 1

Oi S.A.

CORPORATE TAXPAYERS’ REGISTRY

(CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) No. 33.30029520-8

PUBLICLY-HELD COMPANY

MINUTES OF THE 44TH MEETING OF THE BOARD OF DIRECTORS

HELD ON APRIL 1, 2014

I. DATE, TIME AND PLACE: April 1, 2014, at 1:00 p.m., the meeting taking place through conference call, in accordance with article 27, paragraph 2, of the Company’s By-Laws. II. CALL NOTICE: By individual messages sent to the Board Members. III. QUORUM AND ATTENDANCE: All Board Members were present and signed below. IV. CHAIR: Chairman: Mr. José Mauro M. Carneiro da Cunha; Secretary: Mr. José Augusto da Gama Figueira. V. Agenda: To discuss and deliberate on: (1) ratifying the proposed value of the PT Assets; (2) the number of (i) Oi common shares, registered, book-entry shares without par value, free and clear of any liens or encumbrances (the “Common Shares”) and (ii) Oi preferred shares, registered, book-entry shares without par value, free and clear of any liens or encumbrances (the “Preferred Shares” and together with the Common Shares, the “Shares”), including Shares in the form of American Depositary Shares (“ADSs”), represented by American Depositary Receipts (“ADRs”), to be issued within the scope of the public offering approved by this Board on February 19, 2014 (the “Offering”); (3) ratifying the option granted by the Company to the Lead Coordinator to increase the number of Shares initially offered by up to 15% (fifteen percent), including Shares in the form of ADSs, represented by ADRs (as defined below); (4) ratifying the possibility of the Company increasing the Shares initially offered, by agreement with the Global Coordinators and the International Global Coordinators, by up to 20% (twenty percent), including Shares in the form of ADSs, represented by ADRs (as defined below); (5) ratifying the choice of the criterion for determining the price per Share with respect to the Offering; and (6) ratifying all the other resolutions made at the Company’s Board of Directors’ meeting held on February 19, 2014 as well as other actions carried out by the Company’s management in order to complete the Offering. VI. RESOLUTIONS: Initially, the representatives of Banco BTG Pactual S.A., the Lead Coordinator and representative of the syndicate of banks, recommended the main terms of the Offering, pursuant to the presentation and the draft Brazilian prospectus in the Portuguese language. The following were highlighted, among others: (i) the current scenario and significant market conditions in the country and the global market, (ii) the significant volume to be captured in the Offering, (iii) the complexity of the transaction of which the Offering is a part. The representatives of the Lead Coordinator also disclosed the conditions for placement of the shares contained in the agreement entered into with the intermediary institutions that are members of the syndicate, including the number of shares to be offered, the Over-Allotment shares and Additional Shares (as defined below) and the Firm Placement Commitment. With respect to item (1) on the Agenda, ratified the Board Members’ resolution from the Board of Directors’ meeting held on February 19, 2014 of submitting to the approval of the Company’s shareholders, for the purposes of contributing to the Company’s capital stock and paying-in shares to be issued by the Company, the proposed value of the PT Assets in the amount of €1,750,000,000.00 (one billion, seven hundred fifty million Euros), which is within the range of values indicated in the Valuation Report of the PT Assets, prepared by Banco Santander (Brasil) S.A., in accordance with article 8 of the Brazilian Corporations Law, having clarified that such value meets the €1.9 billion provided for in the Memorandum of Understanding entered into on October 1, 2013, if taking into account the dividends to be paid by Portugal Telecom before concluding the transaction and other associated costs, as provided for in the referred to Memorandum of Understanding, both of which are already considered in the Valuation Report. It is stated for the record that the amount of €1,750,000,000.00

(one billion, seven hundred fifty million Euros) is equivalent to R$5,709,900,000.00 (five billion, seven hundred nine million, nine hundred thousand Reais), using the average closing rate for the purchase and sale of Euros released by the Brazilian Central Bank’s SisBacen, operation PTAX-800, currency 978, on February 20, 2014, the business day immediately prior to first publication of the Call Notice to the Extraordinary General Shareholders’ Meeting, in accordance with the minutes of the Board of Directors’ meeting held on February 19, 2014. The Directors Shakhaf Wine and Luis Miguel Fonseca Pacheco de Melo were absent during the discussion of this item and did not vote. With respect to item (2) on the agenda, approved, per the recommendation of the Lead Coordinator, the initial issuance, within the scope of the Offering, of up to 1,917,028,657 (one billion, nine hundred and seventeen million, twenty-eight thousand, six hundred and fifty-seven) common shares and 3,834,057,315 (three billion, eight hundred and thirty-four million, fifty-seven thousand, three hundred and fifteen) preferred shares, all registered, book-entry shares without par value, free and clear of any liens or encumbrances, including shares in the form of ADSs, represented by ADRs, as approved by this Board on February 19, 2014. With respect to item (3) on the agenda, ratified, per the recommendation of the Lead Coordinator, the option granted by the Company to the Lead Coordinator, pursuant to Article 24 of CVM Instruction 400/03, of increasing the number of Shares initially offered, excluding the Additional Shares (as defined below) and subject to the ratio of 1/3 (one-third) common shares to 2/3 (two-thirds) preferred shares, by up to 15% (fifteen percent) in the form of common and preferred shares, including Shares in the form of ADSs, represented by ADRs, of up to 287,554,298 (two hundred and eighty-seven million, five hundred and fifty-four thousand, two hundred and ninety-eight) common shares and 575,108,597 (five hundred and seventy-five million, one hundred and eight thousand, five hundred and ninety-seven) preferred shares, in the same conditions and at the same price as the Shares initially offered, made exclusively to meet any excess demand that may result from the Offering (the “Over-Allotment Option”), pursuant to a resolution approved at the Board of Directors’ meeting held on February 19, 2014. With respect to item (4) on the agenda, per the recommendation of the Lead Coordinator, and pursuant to Article 14, paragraph 2, of CVM Instruction 400/03, ratified the possibility of increasing the number of Shares initially offered (excluding Additional Shares), at the discretion of the Company and by agreement with the Global Coordinators and the International Global Coordinators, by up to 20% (maintaining the ratio of 1/3 (one-third) common shares to 2/3 (two-thirds) preferred shares), including Shares in the form of ADSs, represented by ADRs, of up to 383,405,731 (three hundred and eighty-three million, four hundred and five thousand, seven hundred and thirty-one) common shares and 766,811,463 (seven hundred and sixty-six million, eight hundred and eleven thousand, four hundred and sixty-three) preferred shares, under the same conditions and at the same price as the Shares initially offered (the “Additional Shares”), it being certain that the authorization to issue Additional Shares will be submitted for approval by the Board if the amount of Additional Shares may result in Portugal Telecom SGPS, S.A. holding an equity interest, on a diluted basis, greater than 39.6% of the total and voting capital stock of CorpCo, in accordance with the Subscription Agreement of Oi Shares, entered into by the Company and Portugal Telecom SGPS, S.A. With respect to item (5) on the agenda, ratified, per the recommendation of the Lead Coordinator, the choice of the criterion for determining the price per Share with respect to the Offering, in accordance with article 170, paragraph 1, item III, of the Brazilian Corporations Law, and this price will be fixed after the conclusion of the Bookbuilding Process, as approved at the Company’s Board of Directors’ meeting held on February 19, 2014, it being certain that the price per Share will be approved by this Board prior to registering the Offer with the CVM on the day on which the Bookbuilding Process is completed. Finally, with respect to item (6) on the agenda, ratified all the other resolutions made at the Company’s Board of Directors’ Meeting held on February 19, 2014 as well as all other actions carried out by the Company’s management in order to complete the Offering, authorizing the Company’s management to continue to take the necessary actions and decisions to proceed with the Offering and make relevant decisions, in conformity with the decisions of this Board of

Oi S.A.

Minutes of the 44th Meeting of the Board of Directors

Held on April 1, 2014

Directors and the recommendations of the Lead Coordinator. All matters on the agenda were approved by a majority of the Board Members, and are conditioned upon the revocation of the CVM’s decision to suspend the public offering, the dissenting vote of Antônio Cardoso dos Santos being recorded, the reasons for this dissenting vote being the same as were manifested at the Company’s Board of Directors’ Meeting held on December 18, 2013. VII CLOSING: The relevant materials necessary to deliberate on the matters above were previously forwarded to the Board Members and comprise these minutes and have been filed with the secretary of the Company. With nothing further to discuss, the Chairman adjourned the meeting, and these minutes were drafted, read and approved, and will be signed by Board Members who were present and by the Secretary. /s/ José Mauro M. Carneiro da Cunha - Chairman; Renato Torres de Faria; Armando Galhardo N. Guerra Junior; Rafael Cardoso Cordeiro; Sergio Franklin Quintella; Alexandre Jereissati Legey; Fernando Magalhães Portella; Cristiano Yazbek Pereira; José Valdir Ribeiro dos Reis; Fernando Marques dos Santos; Emerson Tetsuo Miyazaki (alternate member), Marcelo Almeida de Souza (alternate member); Shakhaf Wine; Luis Miguel da Fonseca Pacheco de Melo; Pedro Jereissati; and Antônio Cardoso dos Santos.

Conforms to the original recorded in the Company’s own books.

Rio de Janeiro, April 1, 2014.

José Augusto da Gama Figueira

Secretary

Oi S.A.

Minutes of the 44th Meeting of the Board of Directors

Held on April 1, 2014